CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2012, relating to the financial statements and financial highlights which appear in the June 30, 2012 Annual Report to Shareholders of Nuveen NWQ Small-Cap Value Fund (a series of Nuveen Investment Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Custodian and Transfer Agent” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

February 15, 2013